Exhibit 12

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


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

                                                          Three Months Ended          Nine Months Ended
                                                            September 30,               September 30,
                                                     --------------------------- --------------------------
                                                          2003         2002           2003         2002
                                                     --------------------------- --------------------------
      Earnings
      Income   (loss)  from   continuing   operations
         before  income taxes and  cumulative  effect
         of change in accounting principle...........$   19.7     $   16.4      $   (30.3)    $   43.4

        Adjustments:
          Minority     interest    in    losses    of
          consolidated subsidiaries..................      ---        ---            ---         ---
          Undistributed  (income)  loss of less  than
          50% owned investments......................      ---        ---            ---         ---
          Distributions  from  less  than  50%  owned
          investments................................      ---        ---            ---         ---
          Fixed charges..............................    27.9         27.7           90.4         76.6
                                                     --------------------------- --------------------------

        Earnings.....................................    47.6         44.1           60.1        120.0
                                                     --------------------------- --------------------------

      Fixed charges, including preferred accretion
        Interest  expense,  including  debt  discount
          amortization...............................    23.0         22.1           74.8         65.9
        Accretion    of    redeemable     convertible
          preferred stock.......................... .     ---         ---            ---          ---
        Amortization of debt issuance costs..........     1.2          1.2            3.9          3.2
        Portion of rental expense  representative  of
          interest factor (assumed to be 33%)........     3.7          4.4           11.7          7.5
                                                     --------------------------- --------------------------

        Fixed charges................................$   27.9     $   27.7       $   90.4     $   76.6
                                                     --------------------------- --------------------------

      Ratio of earnings to fixed charges.............    1.7x          1.6x          ---           1.6x
                                                     =========================== ==========================

      Amount of earnings  deficiency  for coverage of
        fixed charges................................$   ---      $   ---         $  30.3     $   ---
                                                     =========================== ==========================


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